As filed with the Securities and Exchange Commission on September 27, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CINEMARK HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7832 (Primary Standard Industrial Classification Code Number)	20-5490327 (I.R.S. Employer Identification Number)
3900 Dallas Parkway, Suite 500
Plano, Texas 75001
(972) 665-1000
(Address, including zip code, telephone number, including area code, of Registrant’s principal executive offices)
Cinemark Holdings, Inc.
2006 Long Term Incentive Plan
(Full title of the plan)

Michael D. Cavalier
Senior Vice President-General Counsel and Secretary
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
(972) 665-1000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Terry M. Schpok, P.C.
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4675
(214) 969-2800

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximim
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, par value $0.001 per share (“Common Stock”)	9,077,370	$18.46	$167,568,250	$5,144.35

(1)	These shares are issuable under the Cinemark Holdings, Inc. 2006 Long Term Incentive Plan upon the exercise of options or the vesting of restricted awards. Pursuant to Rule 416(c), this Registration Statement also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution adjustment provisions of the plan.

(2)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based on the average of the high and low sales prices of Cinemark Holdings, Inc.’s common stock on September 24, 2007, as quoted on the New York Stock Exchange.

EXPLANATORY NOTE
     The purpose of this registration statement on Form S-8 (this “Registration Statement”) is to register a total of 9,077,370 shares of common stock, par value $.001 per share (the “Common Stock”), of Cinemark Holdings, Inc., a Delaware corporation (the “Registrant”, “we” or “us”), for offer and sale under our 2006 Long Term Incentive Plan (the “2006 Plan”). The maximum aggregate number of shares of Common Stock that may be issued under the 2006 Plan is 9,097,360, of which 19,990 shares of Common Stock have already been issued upon the exercise of previously outstanding options.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement of the Registrant will be sent or given to our officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the SEC are incorporated herein by reference, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K:
(1)	Final Prospectus dated April 23, 2007, filed on April 24, 2007 pursuant to Rule 424(b)(1) of the Securities Act;

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 15, 2007;

(3)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed on August 13, 2007;

(4)	The following Current Reports on Form 8-K filed by the Company since April 24, 2007:
(a)	Current Report on Form 8-K, filed on May 3, 2007;

(b)	Current Report on Form 8-K, filed on May 15, 2007;

(c)	Current Report on Form 8-K, filed on July 6, 2007; and

(d)	Current Report on Form 8-K, filed on August 13, 2007
(5)	A description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on April 9, 2007.
     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable
Item 5. Interest of Named Experts and Counsel
     Not Applicable
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors. officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:
(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.
     Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.
     Our amended and restated certificate of incorporation provides that we may, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom it may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.
 Our amended and restated certificate of incorporation and amended and restated bylaws provide that:
•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other employees and agents, subject to very limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.
     The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.
     We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.
Item 7. Exemption from Registration Claimed.
     Not Applicable
Item 8. Exhibits.
     See Index to Exhibits, attached hereto.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in this Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city Plano, State of Texas on the 27th day of September, 2007.

CINEMARK HOLDINGS, INC.
By:	/s/ Alan Stock
Chief Executive Officer

POWER OF ATTORNEY
The undersigned directors and officers of the Registrant hereby constitute and appoint Michael Cavalier and Robert Copple and each of them his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement filed herewith and any and all amendments (including post effective amendments) to this Registration Statement, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the listed capacities on September 27, 2007:

Name	Title

/s/ Lee Roy Mitchell	Chairman of the Board and Director
Lee Roy Mitchell

/s/ Alan W. Stock	Chief Executive Officer (principal executive officer)
Alan Stock

/s/ Robert Copple	Executive Vice President; Treasurer and Chief Financial Officer
Robert Copple	(principal financial and accounting officer)

/s/ Benjamin D. Chereskin	Director
Benjamin D. Chereskin

/s/ Vahe A. Dombalagian	Director
Vahe A. Dombalagian

/s/ Peter R. Ezersky	Director
Peter R. Ezersky

/s/ Enrique F. Senior	Director
Enrique F. Senior

/s/ Carlos M. Sepulveda	Director
Carlos M. Sepulveda

Name	Title
/s/ Donald G. Soderquist	Director
Donald G. Soderquist

/s/ Roger T. Staubach	Director
Roger T. Staubach

/s/ Raymond W. Syufy	Director
Raymond W. Syufy

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit No. 4.1 to Amendment No. 2 to the registration statement on Form S-1 filed with the SEC on April 9, 2007, File No. 333-140390).

4.2	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit No. 3.1 to Amendment No. 2 to the registration statement on Form S-1 filed with the SEC on April 9, 2007, File No. 333-140390).

4.3(a)	Amended and Restated Bylaws (incorporated by reference to Exhibit No. 3.2 to Amendment No. 2 to the registration statement on Form S-1 filed with the SEC on April 9, 2007, File No. 333-140390).

4.3(b)	First Amendment to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(b) to Amendment No. 4 to the registration statement on Form S-1 filed with the SEC on April 19, 2007, File No. 333-140390).

4.4	Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7(a) to the registration statement on Form S-1 filed with the SEC on February 1, 2007, File No. 333-140390).

4.5	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7(b) to the registration statement on Form S-1 filed with the SEC on February 1, 2007, File No. 333-140390).

*4.6	Form of Restricted Share Award Agreement.

*5	Opinion of Akin Gump Strauss Hauer & Feld LLP

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Grant Thorton LLP.

*23.3	Consent of Akin Gump Strauss Hauer & Feld L.L.P. (included on Exhibit 5 filed herewith).

*23.4	Consent of Deloitte & Touche LLP.

*23.5	Consent of National CineMedia, LLC.

*24.1	Powers of Attorney (included on signature page hereto).

*	Filed herewith.